Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-116859) pertaining to the Equity Incentive Plan, Employee Stock Purchase Plan, 1997 Stock Options/Stock Issuance Plan, and 1998 Stock Options/Stock Issuance Plan of Motive, Inc., and the 1997 Stock Option/Stock Issuance Plan of Ventix Systems, Inc., of our report dated January 21, 2005, with respect to the consolidated financial statements of Motive, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Austin, Texas

March 4, 2005